May 15, 2019

Via Mail and Electronic Mail
Mr. Sami Ahmad
5104 Caroline St. #601
Houston, TX 77004
Re:     Corporate Change Benefits
Dear Sami,
In light of your exemplary service to Trecora Resources and its affiliates (the “Company”), the Company is pleased to extend certain severance benefits to you upon a termination in connection with a Corporate Change, as that term is currently defined in the Trecora Resources Stock and Incentive Plan (the “Incentive Plan”).
If your employment with the Company is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below), in each case in connection with or within 18 months following the consummation of a Corporate Change, the Company will pay you severance in an aggregate amount equal to (i) 12 months of your then base salary, paid in one lump sum amount, plus (ii) your annual bonus attributable to the year in which you are severed, prorated to reflect the date on which you are severed, paid in one lump sum amount, and (iii) all of your equity grants under the Incentive Plan will immediately vest. The payment under this letter agreement shall be made on the next regularly scheduled payroll date following the 60th day after the date of any such termination of your employment.
For purposes of this letter agreement:
(1) “Cause” shall mean: (i) the commission by you of, or pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude, (ii) your willful and continued failure to perform substantially his duties and responsibilities with respect to the Company and its affiliates or to follow the lawful directions or instructions of the Company’s Board, (iii) your material breach of any fiduciary duty owed to the Company or any of its affiliates, (iv) your theft, fraud, embezzlement, or dishonesty (including intentional material misrepresentations or concealments in written reports submitted to the Company or the Board) with regard to the Company or any of its affiliates, or in connection with your duties or responsibilities with respect thereto, (v) your intentional material violation of the Company’s code of conduct, code of ethics or similar written policies, including but not limited to those relating to sexual harassment, (vi) your willful misconduct unrelated to the Company or any of its affiliates having, or likely to have, a material negative impact on the Company or any of its affiliates (economically or to its reputation), (vii) any intentional, material breach or violation by you of any provisions of this Agreement or any other agreement between you and the Company or any of its affiliates or (viii) the unlawful use (including being under the influence) or possession of illegal drugs by you on the premises of the Company or any of its affiliates or while performing any services, duties or responsibilities for, owed to, or one behalf of the Company or any of its affiliates. To the extent any of the foregoing items (ii), (v) (excluding a material violation of any sexual misconduct policy), (vi) or (vii) are capable of being cured, Cause shall not be deemed to have occurred with respect thereto until (a) the Company has given you written notice, setting forth the issue(s) that is alleged to constitute Cause, (b) the Company has provided you at least 20 days following the date on which such notice is provided to cure such conduct, and (c) you have failed to so cure; and
(2) “Good Reason” means (a) a material diminution of your base compensation, (b) a material diminution without your prior written consent in your authority, duties, responsibilities, or reporting line to the Company’s Board, or (c) relocation of the work place of the Company to a location more than 100 miles from current location of the Company’s headquarters or facilities. An event described in this definition of will not constitute Good Reason unless you provide written notice to the Company of his intention to resign for Good Reason and specifying in reasonable detail the breach or action giving rise thereto within 90 days of its initial existence and the Company does not cure such breach or action within 30 days after the date of your notice. In no instance will a resignation by you be deemed to be for Good Reason if it is made more than six months following the initial occurrence of any of the events that otherwise would constitute Good Reason hereunder.
Each installment of your severance payment will be treated as a separate payment for purposes of Internal Revenue Code Section 409A, to the extent applicable.
Thank you for your continued service to the Company.

Best regards,
/s/ Patrick D. Quarles

Patrick D. Quarles
President and Chief Executive Officer

Acknowledged and agreed, as of May 15, 2019

/s/ Sami Ahmad
Sami Ahmad
Chief Financial Officer
Trecora Resources

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